Schedule 13G                                      Page _____ of _____ Pages
                                                          1       11







                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                 (Amendment No. ___)*
                                                 39







                              VULCAN MATERIALS COMPANY
                 ___________________________________________________
                                  (Name of Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      929160109
                 ___________________________________________________
                                   (Cusip Number)
                                     12/31/2018
                 ___________________________________________________
               (Date of Event Which Requires Filing of this Statement)



 Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

 [X] Rule 13d-1(b)
 [ ] Rule 13d-1(c)
 [ ] Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
 Schedule 13G                                      Page _____ of _____ Pages
                                                          2       11

CUSIP No. ___929160109           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power: 7,921,638
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 35,166
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 7,921,638
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 35,166
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 7,956,804
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 6.04  %
___________________________________________________
12.  Type of Reporting Person: IC

 Schedule 13G                                      Page _____ of _____ Pages
                                                          3       11

CUSIP No. ___929160109           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Life Insurance Company 37-0533090
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power: 123,400
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 7,907
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 123,400
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 7,907
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 131,307
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.10  %
___________________________________________________
12.  Type of Reporting Person: IC

 Schedule 13G                                      Page _____ of _____ Pages
                                                          4       11

CUSIP No. ___929160109           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power: 451,962
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 4,571
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 451,962
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 4,571
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 456,533
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.34  %
___________________________________________________
12.  Type of Reporting Person: IC

 Schedule 13G                                      Page _____ of _____ Pages
                                                          5       11

CUSIP No. ___929160109           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp.
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Delaware
___________________________________________________
 Number of    5.  Sole Voting Power: 1,199,400
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 0
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 1,199,400
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 0
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 1,199,400
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.91  %
___________________________________________________
12.  Type of Reporting Person: IA

 Schedule 13G                                      Page _____ of _____ Pages
                                                          6       11

CUSIP No. ___929160109           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power: 1,456,700
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 5,327
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 1,456,700
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 5,327
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 1,462,027
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 1.11  %
___________________________________________________
12.  Type of Reporting Person: EP

 Schedule 13G                                      Page _____ of _____ Pages
                                                          7       11

CUSIP No. ___929160109           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Savings and Thrift Plan for U.S.
         Employees  37-6091823

___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power: 1,527,500
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 0
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 1,527,500
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 0
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 1,527,500
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 1.16  %
___________________________________________________
12.  Type of Reporting Person: EP

 Schedule 13G                                      Page _____ of _____ Pages
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Item 1(a) and (b).  Name and Address of Issuer & Principal Executive Offices:
                    _________________________________________________________
                   VULCAN MATERIALS COMPANY
                   1200 URBAN CENTER DR.
                   BIRMINGHAM, ALA  35242

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 12,733,571 shares
            _________________________

Item 4(b).  Percent of Class: 9.66 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:
            ____________________________________________
           (i) Sole Power to vote or to direct the vote:12,680,600
           (ii) Shared power to vote or to direct the vote: 52,971
           (iii) Sole Power to dispose or to direct disposition of:12,680,600
           (iv) Shared Power to dispose or to direct disposition of: 52,971

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7.  Identification and Classification of the Subsidiary Which Acquired
         __________________________________________________________________
         the Security being Reported on by the Parent Holding Company: N/A
         ______________________________________________________________

Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
 Schedule 13G                                      Page _____ of _____ Pages
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  Item 10. Certification. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                      Signature
  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



              01/31/2019                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM FIRE AND CASUALTY
                                             COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM INVESTMENT MANAGEMENT
    EMPLOYEE RETIREMENT TRUST                CORP.

  STATE FARM INSURANCE COMPANIES           STATE FARM ASSOCIATES FUNDS
    SAVINGS AND THRIFT PLAN FOR              TRUST - STATE FARM GROWTH FUND
    U.S. EMPLOYEES
                                           STATE FARM ASSOCIATES FUNDS
                                             TRUST - STATE FARM BALANCED
                                             FUND







       /s/ Paul N. Eckley
  _________________________________              /s/ Paul N. Eckley
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
 Schedule 13G                                      Page _____ of _____ Pages
                                                         10       11

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual
Automobile Insurance Company ("Auto Company") which might be deemed to constitute a "group" with regard to the ownership of shares reported herein.

Auto Company, an Illinois-domiciled insurance company, is the parent company of multiple wholly owned insurance company subsidiaries, including State Farm Life Insurance Company, and State Farm Fire and Casualty Company. Auto Company is also the parent company of State Farm Investment Management Corp.. ("SFIMC"), which is a registered transfer agent under the Securities Exchange Act of 1934 and a registered investment advisor under the Invest Advisors Act of 1940. SFIMC serves as transfer agent and investment advisor to State Farm Associates' Fund Trust, a Delaware Business Trust that is a registered investment company under the Investment Company Act of 1940. Auto Company also sponsors two qualified retirement plans for the benefit of its employees, which plans are named the State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees (collectively the "Qualified Plans").

As part of its corporate structure, Auto Company has established an Investment Department. The Investment Department is directly or indirectly responsible for managing or overseeing the management of the investment and reinvestment of assets owned by each person that has joined in filing this Schedule 13G. Moreover, the Investment Department is responsible for voting proxies or overseeing the voting of proxies related to issuers the shares of which are held by one or more entities that have joined in the filing of this report. Each insurance company included in in this report and SFIMC have established an Investment Committee that oversees the activities of the Investment Department in managing the firm's assets. The Trustees of the Qualified Plans perform a similar role in overseeing the investment of each plan's assets.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


 Schedule 13G                                      Page _____ of _____ Pages
                                                         11       11


                                                               Number of
                                                              Shares based
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         7,956,804 shares
State Farm Life Insurance Company                IC           131,307 shares
State Farm Fire and Casualty Company             IC           456,533 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Associates Funds Trust - State
    Farm Growth Fund                             IV         1,039,200 shares
State Farm Associates Funds Trust - State
    Farm Balanced Fund                           IV           160,200 shares
STATE FARM INTERNATIONAL LIFE, LLC               IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         1,462,027 shares
State Farm Insurance Companies Savings and
    Thrift Plan for U.S. Employees               EP
  Equities Account                                          1,208,400 shares
  Balanced Account                                            319,100 shares
State Farm Mutual Fund Trust                     IV                 0 shares
                                                    -----------------
                                                           12,733,571 shares